Non Invasive Monitoring Systems, Inc. Receives Additional Financing.

NORTH BAY VILLAGE, Fla. - October 20, 2006 -- On October 16, 2006, Non-Invasive Monitoring Systems, Inc. (OTCBB:NIMU) (“NIMS” or the “Company”) received funding from a group of private investors of an aggregate of $2,357,584. The financing consisted of the voluntary exercise of two types of securities issued previously by NIMS: (a) options, which under NIMS’ recent offer were exercisable to purchase a total of 3,606,005 shares of common stock; and (b) warrants, which under NIMS’ recent offer were exercisable to purchase a total of 11,010,000 shares of common stock. As a result of the recent offer, pursuant to which an additional 20% became issuable upon early exercise of these securities, an aggregate of 14,616,005 shares of the Company's common stock were issued.

Mr. Gary Macleod Chief Executive Officer and Director of NIMS, stated, "We are delighted to have this infusion of additional capital. This capital will fund our current financial requirements to develop, market, and sell a lower cost, more efficient substitute device named the ’Exer-Rest’ for our current, patented motion platform technology, the AT-101.”

Mr. Macleod also added that the Company intends to apply to the FDA for approval of the Exer-Rest and to market the device for the temporary relief of musculoskeletal pains associated with osteoarthritis of the hip(s)

Dr. Marvin Sackner Chairman of the Board stated “We are very excited with the continued support from our investors.” Sackner further added the Company has restructured its investigational plan with the guidance of an independent research group and determined that the company would conduct a clinical trial as recommended by the FDA and resubmit the 510(K) with the new data for the Exer-Rest.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Contact:
Non-Invasive Monitoring Systems, Inc., North Bay Village
Gary Macleod 305/861-0075
gmacleod@nims-us.com